Exhibit 10.1

EXECUTION VERSION

BUYER GUARANTEE

THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of August 21, 2014 is issued and delivered by DYNEGY INC., a Delaware corporation (the “Guarantor”), for the account of DYNEGY RESOURCE I, LLC, a Delaware limited liability company (the “Obligor”), and for the benefit of Duke Energy SAM, LLC, a Delaware limited liability company (“DESAM”), and Duke Energy Commercial Enterprises, Inc., an Indiana corporation (“DECAM” and together with DESAM, the “Beneficiaries”).

Background Statement

WHEREAS, the Beneficiaries and Obligor entered into that certain Purchase and Sale Agreement, dated as of August 21, 2014 (the “Purchase Agreement”);

WHEREAS, in accordance with the Purchase Agreement, the Beneficiaries and Obligor intend to enter into a Transition Services Agreement upon the closing of the transactions contemplated in the Purchase Agreement (the “Transition Services Agreement” and together the Purchase Agreement, the “Agreements”); and

WHEREAS, Beneficiaries have required that the Guarantor deliver to the Beneficiaries this Guaranty as an inducement to enter into the Agreements.

Agreement

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the Guarantor hereby agrees as follows:

1.              Guaranty; Limitation of Liability.  Subject to any rights, setoffs, counterclaims and any other defenses that the Guarantor expressly reserves to itself under this Guaranty, the Guarantor (i) absolutely and unconditionally guarantees the timely payment of the Obligor’s payment and performance obligations under each Agreement and (ii) agrees to cause the Obligor to perform all of its other obligations under each Agreement (such payment and other obligations of the Obligor, the “Guaranteed Obligations”); provided, however, that the Guarantor’s aggregate liability hereunder shall not exceed two billion eight hundred million U. S. Dollars (U.S. $2,800,000,000).

Subject to the other terms of this Guaranty, the liability of the Guarantor under this Guaranty is limited to making payments and causing performance expressly required under the Agreements, and except as specifically provided therein, the Guarantor shall not be liable for or required to pay any consequential or indirect loss (including but not limited to loss of profits), exemplary damages, punitive damages, special damages, or any other damages or costs.

2.              Effect of Amendments.  The Guarantor agrees that the Beneficiaries and the Obligor may modify, amend and supplement the Agreements and that the Beneficiaries may delay or extend the date on which any payment must be made pursuant to either Agreement or delay or extend the date on which any act must be performed by the Obligor thereunder, all without notice to or further assent by the Guarantor, who shall remain bound by this Guaranty, notwithstanding any such act by the Beneficiaries.

3.                          Waiver of Rights.  The Guarantor expressly waives (i) protest, (ii) notice of acceptance of this Guaranty by the Beneficiaries, and (iii) demand for payment of any of the Guaranteed Obligations.

4.                          Reservation of Defenses.  Without limiting the Guarantor’s own defenses and rights hereunder, the Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses that the Obligor may have to payment of all or any portion of the Guaranteed Obligations except defenses arising from the bankruptcy, insolvency, dissolution or liquidation of the Obligor and other defenses expressly waived in this Guaranty.

5.              Settlements Conditional.  If any monies paid to the Beneficiaries in reduction of the indebtedness of the Obligor under either Agreement have to be repaid by the Beneficiaries by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force, the liability of the Guarantor under this Guaranty shall be computed as if such monies had never been paid to the Beneficiaries.

6.              Notice.  The Beneficiaries will provide written notice to the Guarantor if the Obligor defaults under either Agreement.

7.              Primary Liability of the Guarantor.  The Guarantor agrees that the Beneficiaries may enforce this Guaranty without the necessity at any time of resorting to or exhausting any other security or collateral.  This is a continuing Guaranty of payment and not merely of collection.

8.              Term of Guaranty.  This Guaranty shall remain in full force and effect until the earlier of (i) such time as all the Guaranteed Obligations have been discharged, and (ii) the date that is six (6) months after the date that the Purchase Agreement is terminated in accordance with its terms (the “Expiration Date”); provided, however, the Guarantor will remain liable hereunder for Guaranteed Obligations that were outstanding prior to the Expiration Date.

9.              Governing Law.  This Guaranty shall be governed by and construed in accordance with the internal laws of the State of New York, including Section 5-1401 of the General Obligations Law of the State of New York, but otherwise without giving effect to principles of conflicts of law.

10.       Expenses.  The Guarantor agrees to pay all reasonable out-of-pocket expenses (including the reasonable fees and expenses of the Beneficiaries’ counsel) relating to the enforcement of the Beneficiaries’ rights hereunder in the event the Guarantor disputes its obligations under this

Guaranty and it is finally determined (whether through settlement, arbitration or adjudication, including the exhaustion of all permitted appeals), that the Beneficiaries’ are entitled to receive payment of a portion of or all of such disputed amounts.  All payments under this Section 10 together with any payment of the Guaranteed Obligations shall remain subject to the aggregate amount limitations set forth in Section 1.

11.       Waiver of Jury Trial.  The Guarantor and the Beneficiaries, through acceptance of this Guaranty, waive all rights to trial by jury in any action, proceeding or counterclaim arising or relating to this Guaranty.

12.       Entire Agreement; Amendments.  This Guaranty integrates all of the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior writings in respect to the subject matter hereof.  This Guaranty may only be amended or modified by an instrument in writing signed by each of the Guarantor and the Beneficiaries.

13.       Headings.  The headings of the various Sections of this Guaranty are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

14.       No Third-Party Beneficiary.  This Guaranty is given by the Guarantor solely for the benefit of the Beneficiaries, and is not to be relied upon by any other person or entity.

15.       Assignment.  Neither the Guarantor nor the Beneficiaries may assign its rights or obligations under this Guaranty without the prior written consent of the other, which consent may not be unreasonably withheld or delayed, except that:

(i)             the Guarantor may make such an assignment without such consent if (a) in conjunction with the assignment by the Obligor of all of its rights and obligations under either Agreement and the assignee’s long-term senior unsecured debt has an investment grade rating by Standard and Poor’s (“S&P”) or Moody’s Investor Services, Inc. (“Moody’s”), or if the assignee does not have a long-term senior unsecured debt rating, then the rating assigned to such entity as its Corporate Credit Rating by S&P or Issuer Rating by Moody’s shall be investment grade; (b) the Obligor ceases to be a person or entity controlled by, controlling or under common control with the Guarantor and the assignee’s long-term senior unsecured debt has an investment grade rating by S&P or Moody’s, or if the assignee does not have a long-term senior unsecured debt rating, then the rating assigned to such entity as its Corporate Credit Rating by S&P or Issuer Rating by Moody’s shall be investment grade or (c) to an entity whose long-term senior unsecured debt has an investment grade rating by S&P or Moody’s, or if the assignee does not have a long-term senior unsecured debt rating, then the rating assigned to such entity as its Corporate Credit Rating by S&P or Issuer Rating by Moody’s shall be investment grade; provided that the Guarantor’s obligations hereunder must be expressly assumed in writing, in a form reasonably acceptable to the Beneficiaries; provided further that such assumption shall be deemed to release the Guarantor from all of its obligations under this Guaranty automatically and without further action by the Guarantor or the Beneficiaries, and

(ii)          the Beneficiaries may, upon 30 days prior written notice, make such an assignment without such consent if in conjunction with any assignment of either Agreement by the Beneficiaries permitted under the Agreements.

Any purported assignment in violation of this Section 15 shall be void and without effect.

16.       Notices.  Any communication, demand or notice to be given hereunder will be duly given when delivered in writing or sent by facsimile to the Guarantor or to the Beneficiaries, as applicable, at its address as indicated below:

If to the Guarantor, at:

Dynegy Inc.

601 Travis Street, Suite 1400

Houston, Texas 77002

Attention: Catherine Callaway, Esq. Executive Vice President and General Counsel

Facsimile: (713) 507-6808

With a copy to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attention: Michael S. Shenberg, Esq.

Facsimile: (212) 354-8113

If to the Beneficiaries, at:

Duke Energy SAM, LLC

Duke Energy Commercial Enterprises, Inc.

c/o Duke Energy Corporation

550 South Tryon Street

DEC 40A

Charlotte, North Carolina 28201

Attention: Assistant Treasurer

Facsimile: (704) 382-1124

With a copy to:

Duke Energy Corporation

550 South Tryon Street

DEC 45A

Charlotte, North Carolina 28202

Attention: Greer Mendelow, Deputy General Counsel

Facsimile: (980) 373-9962

or such other address as the Guarantor or the Beneficiaries shall from time to time specify.  Notice shall be deemed given (a) when received, as evidenced by signed receipt, if sent by hand delivery, overnight courier or registered mail or (b) when received, as evidenced by transmission confirmation report, if sent by facsimile and received on or before 4 pm local time of recipient, or (c) the next business day, as evidenced by transmission confirmation report, if sent by facsimile and received after 4 pm local time of recipient. [Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the day and year first above written.

DYNEGY INC.

By:	/s/ Robert C. Flexon
Name:	Robert C. Flexon
Title:	President and Chief Executive Officer